Exhibit 10.13

PASS-THROUGH SPONSORSHIP L.EITER AGREEM.ENT

The parties to this Agreement are TRAIL BLAZERS INC. ("Trail Blazers” or "TBI") and Healthcare Distribution Specialists ("Advertiser"). TBI is executing this Agreement on its own behalf as to the inventory that TBI owns and as agent for Rip City Management LLC d/b/a Portland Arena Management ("PAM") with respect to the inventory that PAM owns.

As part of a promotional arrangement among TBI, Advertiser, and certain Walgreens Co. stores in the Portland metropolitan area ("Walgreens"), Advertiser wishes to purchase the advertising, media, and promotional elements detailed in the attached Schedule A (the "Promotional Elements”), the rights to which Advertiser may assign to Walgreens, subject to the terms and conditions of this Agreement.

The parties agree as follows:

1.

Term. This Agreement commences on April 2, 2012, and expires on June 30, 2012.

2.

Fees and Payment Schedule. In consideration for the Promotional Elements to be received by Advertiser hereunder, Advertiser agrees to pay a non-cancelable fee of $32,000 (the "Fee"). The Fee shall be payable in one (1) installment upon execution of this Agreement. A 1.5 percent late fee will be added to an invoices which become past due and interest at a rate of 18 percent per annum will be charged on all balances not paid within 15 days of the date they are due.

3.

Pass-Through to Walgreens. TBI and Advertiser agree that the Promotional Elements purchased by

Advertiser under this Agreement may be assigned to Walgreens and that, subject to the terms, conditions, and obligations in this Agreement, Walgreens will have the right to utilize the benefits of the Promotional Elements as if it were Advertiser. Because Walgreens is not a party to this Agreement, Advertiser shall remain solely responsible for Walgreens' compliance with the terms, conditions, and obligations relating to the Promotional Elements in this Agreement. At all times, Advertiser shall be responsible for the payment of the Fee and may not assign the payment obligations to Walgreens or any other party, and failure by Walgreens to comply with any provision of this Agreement relating to the assigned Promotional Elements, or any exercise by TBI of any remedy under this Agreement, shall not relieve Advertiser of its payment obligations. Advertiser may not assign the Promotional Elements to a party other than Walgreens.

4.

Incorporation of Schedules. Schedules A and B are part of this Agreement for all purposes.

EXECUTED as of this 2nd day of April, 2012.

TRAIL BLAZERS INC., for itself and as

ADVERTISER

Authorized agent for PAM

By: /s/ Michael V. Fennell

By: /s/ Mackie Barch

Michael V. Fennell

Printed Name: Mackie Barch

SVP/General Counsel

Title: CEO

One Center Court, Suite 200

Address: 9337 Fraser Ave

Portland, Oregon 97227

Silver Spring, MD 20910

SCHEDULE A

1.

Walgreens Retail Display. Subject to the terms and conditions of this Agreement and NBA approval as necessary, Advertiser shall have the right to make reasonable use of the Portland Trail Blazers name and logo in connection with advertising retail displays of Advertiser's products at Walgreens retail stores in the Portland, Oregon, metropolitan area during the period of April 2, 2012 through June 30, 2012; provided, however, that TBI/PAM, as applicable, shall retain the right to approve such retail displays with respect to form, content, placement, and appearance, which approval may be withheld in TBI's/PAM'S sole discretion. TBI shall produce the point of purchase materials for the displays.

2.

Internet. Advertiser shall receive the following Internet advertising described below during the term of this Agreement; Subject to NBA approval, a rotating ad banner schedule on trailblazers.com or iamatrailblazersfan.com. Details, including banner content, size, website location, and rotation schedule, are subject to TBI's reasonable discretion.

3.

Signage, Advertiser shall receive digital advertising space in the Rose Garden Arena ("Arena") on the lower ring and corners of the scoreboard ("Scoreboard Signage”) and on the televisions located on the menu boards at the Arena (“Impact Signage”), The Scoreboard Signage and Impact Signage shall be collectively referred to herein as the “Signage”. Advertiser acknowledges and agrees that the Scoreboard Signage may be utilized solely by Walgreens as pass-through Promotional Elements and will not be available for use by Advertiser if they are not passed-through to Walgreens.

a.

For Scoreboard Signage: Advertiser's Scoreboard Signage will appear on an equal rotation basis during each home game at the Arena played by the Portland Trail Blazers equal to the display time for the scoreboard signage sponsors purchasing the same level of sponsorship. TBI will use its commercially reasonable efforts to ensure that the assignment of overtime periods are rotated equally among the other Scoreboard signage sponsors. No advertising or structures (except for Arena structural features) shall be permitted to obstruct the view of the Scoreboard Signage and no one, including the media, shall be permitted to drape or otherwise obscure the view of the Scoreboard Signage at any time or for any reason during games played by the Portland Trail Blazers in the Arena, except as permitted by Section 3 of Schedule B and except as occurs during the normal course of the game (e.g., players, coaches and referees). As a bonus, Advertiser's Scoreboard Signage may also be illuminated and visible during other lighted sporting events; provided, however, TBI may agree with the promoter of an event to not illuminate and/or to cover up the Scoreboard Signage (other than during a Trail Blazers game) if necessary in order to book that event in the Arena.

b.

Impact Signage, For Trail Blazers games and other Arena events, Advertiser will receive a side banner 15-second spot on a rotation basis, Details, including exact rotation schedule, are subject to TBI's reasonable discretion.

Advertiser shall provide the artwork for the Signage, and/or TBI or its designee shall design the Signage based on input and ideas from Advertiser and Advertiser agrees to provide timely design parameters and ideas and agrees to approve the design in a timely and reasonable fashion. Before being installed by TBI or its designee, the Signage must be approved in writing by TBI (and the NBA, if required), which approval may be withheld in TBI's (and the NBA's, if its approval is required) sole discretion. There will be no reduction in the Fee if (i) the Scoreboard Signage is not passed through to or utilized by Walgreens, (ii) Advertiser's Signage is not in place in a timely manner or (iii) Advertiser falls to timely and reasonably provide artwork, input, ideas and/or its approval of the design created by TBI or its designee, as determined by TBI in its sole discretion. No changes in the content or form of Advertiser's Signage shall be permitted without the express written consent of TBI. Advertiser shall be solely responsible for any costs related to any changes in the Signage. Any such changes in Advertiser's Signage and the installation of any changes must be approved by TBI (and the NBA's, if its approval is required), in its sole discretion, and shall be performed by TBI or its designee.

4.

Promotions. Advertiser shall receive elements to support no-purchase-necessary, enter-to-win sweepstakes sponsored by Advertiser, Walgreens, TBI, and PAM, as applicable, in connection with the retail displays described in Section 1 above, Elements may include, but are not limited to the following, subject to TBI's discretion: tickets to Trail Blazer home games, Trail Blazers clothing or merchandise, gift bags containing Trail Blazers souvenirs, post-game events; tickets to non-basketball events at the Arena, gift cards, and gift bags containing-souvenirs for Arena events.:

Any contests, sweepstakes or other promotions involving prizes associated with the Promotional Elements must be approved in advance by TBI in its sole discretion and shall be subject to the rules, forms, or other materials provided by TBI to Advertiser. Date, time, exact seat location of basketball games and events, and all other details will be determined by TBI in its sole discretion.

SCHEDULE B

1.

Trademarks

(a)

Use of Advertiser’s Trademarks. TBI shall not, by this Agreement, obtain any right, title or interest in the trademarks of Advertiser, nor shall any of such agreements give TBI the right to use, refer to, or incorporate in marketing or other materials the name, logos, trademarks or copyrights of Advertiser in any manner except as authorized by Advertiser for incorporation into the advertising copy of Advertiser's signage. Advertiser acknowledges that TBI and parties conducting events within the Arena may televise, video tape, or take still photographs of events occurring in the Arena and in doing so Advertiser's signage may incidentally be visible, Advertiser hereby consents to the commercial exploitation of such television broadcasts, video tapes and still photographs notwithstanding the fact that Advertiser's signage may be visible in such television broadcasts, video tapes and still photographs.

(b)

Use of TBI’s Trademarks. Advertiser shall not, by this Agreement, obtain any right, title or interest in the trade names or trademarks of TBI, PAM, the National Basketball Association, NBA Properties, Inc., or any affiliate of such, nor shall any of such agreements give Advertiser the right to use, refer to, or incorporate in marketing or other materials the names, logos, trademarks or copyrights of TBI, PAM, the National Basketball Association and NBA Properties, Inc. except that Advertiser shall be entitled to, from time-to-time, make reasonable use of the Trail Blazers' team name, trade names, trademarks and logos in connection with advertising by Advertiser in the state of Oregon and the Portland, Oregon metropolitan area; provided, however, that Advertiser shall only do so with the prior written approval of TBI, which approval may be withheld in TM's sole discretion, and provided further that any advertising material making use of such shall identify Advertiser as a “Proud Trail Blazers Sponsor”. In the event that Advertiser assigns the rights to any Promotional Elements to Walgreens, all rights under this Section 1(b) shall pass to Walgreens, and Advertiser shall not retain any rights to use the Trail Blazers' name or logo except with respect to the retail displays described in Section 1 of Schedule A.

2.

Protection and Operative Clauses.

(a)

The script and tone of any advertising must conform to the policies of the Trail Blazers and the broadcasting station, each of which shall have the continuing right to reject or edit broadcast material to the extent necessary to conform to such policies and as may be in the public interest. in addition, Advertiser acknowledges that the Trail Blazers maintain a variety of commercial relationships and, therefore, In the interest of protecting the interests of all its sponsors, the Trail Waters have the unilateral discretion to reject advertising based on product category exclusivity, the incompatibility or antithetical nature of the advertising, the tenor and object of the advertising, or the promotion of a product or service either not in the category for which Advertiser contracted or of an entity other than Advertiser, If any advertising is so rejected, it shall be Advertiser's responsibility to furnish suitable substitute advertising prior to the next scheduled broadcast.

(b)

Advertiser will receive written deadline and specifications for any digital or print media referenced in this Agreement. Advertiser shall be responsible for the content and quality of any digital or print commercial productions. If Advertiser's digital or printed material is not furnished in a timely manner, the benefits in this Agreement which involve digital or printed material will be forfeited with no financial rebates.

(c)

All advertising material furnished to the Trail Blazers which is not retrieved by Advertiser within two months following the end of the term of this Agreement shall become the property of the Trail Blazers, This paragraph Is not intended to, nor shall it be construed to, give TBI any right, title or interest in any of the trademarks, trade names, advertising slogans or copyrighted material belonging to Advertiser, nor does this paragraph give TBI use of the advertising materials for any purpose other than to the extent permitted herein during the term of this Agreement or the destruction of such materials.

(d)

This Agreement is subject to all federal, state and municipal caws and regulations now or hereafter in effect, including regulations, decisions, actions and orders of the Federal Communications Commission, and in addition is subject to the terms of any broadcast license held by the radio station, This Agreement shall be construed in accordance with the laws of the State of Oregon.

(e)

Advertiser hereby agrees to indemnify and hold harmless the Rose Quarter, Trail Blazers, the National Basketball Association ("NBA"), their respective subsidiaries, affiliates, related entities, member teams, successors and assigns, and any and all of their respective directors, officers, agents and employees (collectively the "NBA Indemnified Parties") with respect to any claim, demand, cause of action, debt, cost, loss, damage, expense, or liability (collectively, "Claims"), as incurred, arising out of or related to (i) the broadcast or publication of material or advertisements furnished by Advertiser (including without limitation for violations of the rules and regulations of the Federal Trade Commission and analogous state agencies), (ii) the consumption or any other use of Advertiser's products by any person, (iii) Advertiser's breach of any covenant, agreement, representation or warranty hereunder , (iv) any prize furnished by Advertiser in connection with any promotion implemented by TBI and/or (v) Advertiser contacting consumers whose identity or contact information is ascertained through any promotion conducted by TBI. Without limiting the foregoing, Advertiser shall indemnify the NBA Indemnified Parties for all defense costs, including, but not limited to, reasonable attorneys' fees and expenses and court costs, and for amounts paid in settlement. Advertiser agrees that any assignment of Advertiser's advertising rights to Walgreens under this Agreement shall not relieve Advertiser of any of its indemnity obligations under this paragraph,

(f)

All disputes, controversies, or claims arising out of or relating to this Agreement shall be settled by expedited mandatory arbitration under the auspices of the Arbitration Service of Portland, Inc. The arbitration shall be conducted as described below; however, to the extent ORS 36.600 to 36.740 ("Oregon Arbitration Act") requires otherwise, the arbitration will be conducted as required by the Oregon Arbitration Act. The arbitration shall be conducted in accordance with the rules of the Arbitration Service of Portland, Inc. as are in effect at the time of the date of this Agreement. Any judgment against either party may be entered upon it in any court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party and with the Arbitration Service of Portland, Inc. Each party shall be entitled to discovery, as provided for in the Oregon Arbitration Act. The arbitration shall take place in Portland, Oregon. The prevailing party, as determined by the arbitrator, shall be entitled to an award of reasonable attorney fees. The arbitration proceedings shall be conducted by a single arbitrator, in privacy, and except to the extent necessary to enforce any award, the proceedings and their results shall be confidential.

(g)

TBI will send Advertiser a notice of default in the scheduled payments if en invoice is not paid within 91 days of sending it to Advertiser ("Notice of Default"). If Advertiser fails to pay in full all past due invoices plus late fees and interest applicable to those past due invoices within 30 days of TBI sending a Notice of Default, this shall be considered a default and shall cause the entire Fee for the remainder of the term of this Agreement to become immediately due and payable, and the Trail Blazers may immediately terminate this Agreement in addition to seeking whatever other relief is afforded by applicable law.

(h)

Either party may terminate this Agreement upon the cancellation or termination of the Trail Blazers' NBA franchise or the relocation of the Trail Blazers' franchise to a location more than 50 miles from Portland, Oregon.

(i)

In the event that Advertiser fails to fully comply with any of its obligations under this Agreement, TBI than be entitled to, except as otherwise provided herein, all remedies otherwise available at law or in equity.

(j)

The Trail Blazers shall not be liable to Advertiser for any consequential damages or loss of profits by reason of the failure of any Trail Blazers game to be broadcast, the failure of any scheduled advertisement to be broadcast, or for any transmission difficulties during any such broadcast. The exclusive remedies for Advertiser in any such event shall be a suitable make good or a pro rata compensating credit for lost time.

(k)

Except as provided for in this Agreement with respect to Walgreens, neither this Agreement nor the rights hereunder may be assigned by Advertiser without the prior written consent of the Trail Blazers which consent may be withheld in the sole discretion of the Trail Blazers.

(I)

In the event that TBI shall be delayed, hindered in or prevented from performing any act required hereunder by reason of strikes, lockouts, other labor dispute, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, adverse weather conditions or any other reason in performing such act, then performance of such act shall be excused for the period of the delay.

(m)

No rights of exclusivity are granted to Advertiser by this Agreement and nothing contained herein shall limit in any manner the rights of the Trail Blazers to sell commercial time or advertising to any other entity or for the advertisement of any product or service.

3.

Limitations. This Agreement is subject to the Constitution and Bylaws and other rules and regulations of the. NBA, the statutes and regulations of the State of Oregon, and the ordinances and rules of the City of Portland, Oregon as they presently exist or as they may from time-to-time be amended, including without limitation, any rule or regulation of the NBA or any agreement to which the NBA is a party which restricts the visibility of courtside or scoreboard signage or other signage within the arena during NBA games which are televised nationally (currently the Signage would be covered for broadcasts on ABC, ESPN, Turner Broadcasting and Canadian television). The obligations of either party to perform under this Agreement, shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, lockouts, civil commotion, riots, war (declared or undeclared), terrorism, acts of government, or any other cause whether similar or dissimilar to those enumerated. Upon the occurrence of such event, the duties and obligations of the party shall be suspended for the duration of the event preventing performance.

4.

Counsel. Each party has been represented by counsel or has had the opportunity to be represented by counsel in connection with the negotiation and preparation of this Agreement. Each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, without limitation, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party who drafted it.

5.

Notices.  All notices to be given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered or three business days after deposit in regular mail addressed to the address as set forth below. Either party may change such address by written notice to the other party of such change.

6.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the matters provided for herein, and may be amended only by a written instrument executed by both parties.